UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             [ ] Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                   1. Name and Address of Reporting Person(s)
                                  Barry, David
                            10030 Barnes Canyon Road


                            San Diego, CA 92121-2789
                  2. Issuer Name and Ticker or Trading Symbol
                         Molecular Biosystems, Inc. (MB)
 3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                          4. Statement for Month/Year
                                      08/99
                 5. If Amendment, Date of Original (Month/Year)
    6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
                           [X] Director [ ] 10% Owner
            [ ] Officer (give title below) [ ] Other (specify below)

          7. Individual or Joint/Group Filing (Check Applicable Line)
                     [X] Form filed by One Reporting Person
                [ ] Form filed by More than One Reporting Person

 Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security 2)Trans- 3.Trans- 4.Securities Acquired(A) 5)Amount of 6)
7)Nature of action action or Disposed of (D) Securities Indirect
                      Date Code A Beneficially D Beneficial
                        (Month/ or Owned at or Ownership
                 Day/Year) Code V Amount D Price End of Month I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative 2)Conversion 3)Trans- 4)Trans- 5)Number of Derivative
6)Date Exercisable and Security or Exercise action action Securities Acquired
(A) Expiration Date Price of Date Code or Disposed of (D)
                                   Derivative
                   Security Code V A D Exercisable Expiration
------------------------------------------------------------------------------------------------------------------------------------
     Non-Qualified Stock Option $2.1250 08/27/99 A 6,500 08/27/99 08/27/09
                                 (right to buy)

Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative 3)Trans- 7)Title and Amount 8)Price 9)Number of 10)
11)Nature of Security action of Underlying of Deri- Derivative Indirect
                 Date Securities vative Securities D Beneficial
                  Amount or Security Beneficially or Ownership
                              Number of Owned at I
                           - Title Shares End of Month
------------------------------------------------------------------------------------------------------------------------------------
     Non-Qualified Stock Option 08/27/99 Common Stock 6,500 6,500 D Direct
                                 (right to buy)

                           Explanation of Responses:


                         SIGNATURE OF REPORTING PERSON
                            /S/ By: Kevin Helmbacher
                                For: David Barry
                                      DATE